UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 20, 2012

Commission File Number:  000-03718

Park City Group, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
37-1454128
(IRS Employer Identification No.)

3160 Pinebrook Rd., Park City, Utah 84098
(Address of principal executive offices)

435-645-2000
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 20, 2012, Park City Group, Inc. (the "Company") entered into an Exclusive Rights Agreement and Amendment to Subscription Agreement (the "Agreement"), by and between the Company and F&D Parters, Inc., now known as Global Supply Chain Systems, Inc. ("GSCS, Inc.").

Under the terms of the Agreement, the Company and GSCS, Inc. agreed to amend the Subscription Agreement entered into on April 1, 2012. The Agreement shall now provide certain rights to the Subscribed Software to GSCS, Inc. on an exclusive basis for the use in its business operations. The amount of the annual fee will now be $1.2 million for the first two years, and $1.2 million plus an applicable percentage of GSCS Inc.'s Subscription Revenue in the years to follow as set forth in the Agreement. In addition, the Agreement provides for GSCS, Inc. to grant to the Company an option to acquire 660,000 shares of the GSCS Inc.'s common stock, expiring on the earlier of the 10 year anniversary of the Agreement, or the date on which a Change of Control occurs. The Company also granted GSCS, Inc. the right to exchange up to $1.0 million of the GSCS, Inc. common stock that it sells to outside investors for shares of common stock of the Company at a valuation equal to the greater of $4.50 per share, or the closing price on the date of the exchange, thereby increasing the Company's equity interest in GSCS, Inc. The right to exchange expires July 1, 2013. The exclusive rights granted under the agreement provide for GSCS, Inc. to have exclusive rights to the Subscribed Software in the Area of Exclusivity, and the Company shall not license or sell its Subscribed Software or related services to or consult with any other entity or any affiliate in the Area of Exclusivity.

A copy of the Exclusive Rights Agreement and Amendment are attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 8.01 Other Events.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Park City Group, Inc.

Date:   June 21, 2012
By:	/s/ David Colbert

Name: David Colbert
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Exclusive Rights Agreement and Amendment to Subscription Agreement